Exhibit 10.18

Garmin Ltd. 2009 Cash Incentive Bonus Plan

Bonus Objectives. The Garmin Ltd. 2009 Cash Incentive Bonus  Plan (the “Plan”) provides for cash bonuses to be paid to eligible employees of Garmin Ltd. (the “Company”) and its subsidiaries and is designed to provide a performance incentive to reduce costs, increase efficiencies and foster growth of the business of the Company.

Performance Period. The performance period (“Performance Period”) is from December 28, 2008 through December 26, 2009.

Timing of Bonus Payment.  All bonus payments will be made no later than March 15, 2010.

Eligibility for Participation. This Plan is limited to a select group of individuals on the senior leadership team who are selected by the Compensation Committee and notified in writing of their eligibility and their individual bonus target.  A selected employee is referred to herein as a "Participant."

Performance Goals.  Applicable performance goals on which bonus payments will be based will be established by the Compensation Committee and will relate to Company-wide objectives or objectives that are related to performance of the individual Participant or of the division, department or function within the Company in which the Participant works.  Performance Goals may be expressed in absolute terms or relative terms, based on the level of achievement compared against one or more prior fiscal years.  The Compensation Committee will separately establish the Performance Goals for 2009.

Eligibility for Bonus Payment. Each of the following criteria must be satisfied in order for a Participant to be eligible to receive one or more bonus payments, if any under the Plan:

(1)	The Company must achieve the Performance Goals as established by the Compensation Committee.

(2)
Except as expressly provided in this Plan or as otherwise expressly approved by the Compensation Committee, a Participant must be employed on a Full-Time Basis and must be in Good Standing on the applicable bonus payment date in order to be eligible to receive such payment. "Full-Time Basis" means the Participant is regularly scheduled to work 30 or more hours per week and “Good Standing” means the Employee is not the subject of any disciplinary action.

(3)
If a Participant dies or becomes Disabled (as defined in the Garmin Ltd. 2005 Equity Incentive Plan”) after the end of the Performance Period, the Participant or his or her estate, as the case may be, will remain eligible to receive the respective bonus.

Bonus Calculation Formula. The bonus amount for each Participant will be based on (i) the Participant's individual bonus target (“Individual Bonus Target”) and (ii) the Company's or Participant's level of achievement toward the applicable Performance Goal.   An applicable bonus payout table illustrating the anticipated bonus amounts for varying levels of attainment toward the applicable Performance Goals and each Participant's Individual Bonus Target will be separately established by the Compensation Committee.

Taxes.  Any bonus will be subject to applicable taxes and other required withholdings.

Severability. This Plan is intended to be in conformity with all applicable federal, state and local laws and regulations. To the extent any provision is found to be invalid or unenforceable, then such provision will be modified to the extent possible to reflect the Company’s intentions. All remaining provisions of the Plan will remain in full force and effect unless otherwise determined by the Compensation Committee.

No Guarantee of Employment.  This Plan is not an employment policy or contract.  It does not give any Participant the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the employee.

Administration and Interpretation of Plan.  The Company retains the exclusive right to interpret the terms of this Plan in its sole and absolute discretion. The interpretation of the Company shall be binding, conclusive and final.